Exhibit 4.5

TIME SHARE MEDIA CO., LTD.

RIGHTS AGREEMENT

THIS RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2006 by and among:

(1)	Time Share Media Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

(2)	, a wholly foreign-owned enterprise organized as a limited liability company under the laws of the PRC (the “PRC WFOE”);

(3)	, a limited liability company organized under the laws of the PRC (the “PRC Co.”);

(4)	Insighting Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(5)	Knowrience Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(each of the parties (4) and (5) an “Ordinary Shareholder” and together, the “Ordinary Shareholders”)

(6)	He Ji Lun ( ) (ID No. 510 132 1972 0220 0077), an individual (“Mr. He”);

(7)	Fang Yun Feng ( ) (PRC ID No. 320 482 1968 1123 0837), an individual;

(8)	Zhu Xian Zhou ( ) (PRC ID No. 513 031 1974 0326 0034), an individual;

(9)	Zeng Jia Ju ( ) (PRC ID No. 512 222 72 0120 139), an individual;

(10)	Zhou Chang Wen ( ) (PRC ID No. 510 222 1972 0219 7210), an individual;

(11)	Zhong Hong ( ) (PRC ID No. 510 132 1970 0727 5735), an individual;

(12)	Wang Ying ( ) (PRC ID No. 410 105 1954 0620 0528), an individual; (together with He Ji Lun, Fang Yun Feng, Zhu Xian Zhou, Zeng Jia Ju, Zhou Chang Wen and Zhong Hong and their respective successors, the “Founders”, and each a “Founder”);

(13)	He Da En ( ) (PRC ID No. 512 323 1937 0717 1812), an individual;

(each of He Da En and Mr. He, a “PRC Co. Shareholder” and together, the “PRC Co. Shareholders”);

(14)	Carlyle Asia Growth Partners III, L.P. (“Carlyle”); and

(15)	CAGP III Co-Investment, L.P. (“CAGP”).

(each of parties (14) and (15) an “Investor” and together, the “Investors”).

For the purpose of this Agreement, the Company, the PRC WFOE, the PRC Co., and all other direct or indirect subsidiaries of the foregoing may hereinafter be referred to collectively as “Group Companies” and each individually as a “Group Company”; the People’s Republic of China, excluding Hong Kong, Macau and Taiwan shall be referred to as “PRC;” and the term “Closing” shall have the meaning given to it in the Subscription Agreement (defined below).

RECITALS

A. The Investors have agreed to subscribe for from the Company, and the Company has agreed to issue and allot to the Investors, up to an aggregate of twelve million five hundred thousand (12,500,000) convertible and redeemable Series A-1 preferred shares, with a par value US$0.0001 per share (the “Series A-1 Shares”) and up to nine million nine hundred twenty thousand, six hundred thirty-five (9,920,635) convertible and redeemable Series A-2 preferred shares of the Company, par value US$0.0001 per share (the “Series A-2 Shares”) (collectively, the “Series A Shares”), subject to the terms and conditions set forth in that certain Share Subscription Agreement, dated as of November 1, 2006, by and among the Group Companies, the Ordinary Shareholders, the Founders, the PRC Co. Shareholders and the Investors (the “Subscription Agreement”) (such transaction the “Series A Financing”);

B. The Subscription Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Subscription Agreement; and

C. In order to induce the Group Companies to enter into the Subscription Agreement and to induce the Investors to invest funds in the Company pursuant to the Subscription Agreement, the parties desire to set forth certain rights and obligations of the Founders, the PRC Co. Shareholders, the Ordinary Shareholders, the Investors and the Group Companies as hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	INFORMATION RIGHTS.

1.1	Information and Inspection Rights.

        (a) Information Rights. The Group Companies covenant and agree that, commencing on the date on which the first Series A Share is issued, the Group Companies will deliver to each holder of Series A Shares (a “Series A Holder”), for so long as such Series A Holder holds no less than fifty percent (50%) of the Series A Shares that such Series A Holder subscribed for at each Closing:

(i) audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year, prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) or an international accounting standard to be decided by the board of directors of the Company (the “Board”) and approved by the Investors;

(ii) unaudited monthly consolidated financial statements, within thirty (30) days of the end of each month, prepared in accordance with US GAAP, together with a comparison of quarterly results with the results projected by the Company’s annual budget;

(iii) an annual consolidated budget for the following fiscal year as approved by the Board, within thirty (30) days prior to the end of each fiscal year; and

(iv) upon the written request by any Series A Holder, such other information as such holder shall reasonably request (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to Series A Holders pursuant to this Section 1.1(a) shall include (i) an income statement and a cash flow statement for the period then-ended as well as for year-to-date and (ii) a balance sheet as of the end of such period compared to the last audited balance sheet. All audits will be performed by an international “Big 4” accounting firm in accordance with US GAAP or in accordance with an international accounting standard to be decided by the Board and approved by the Investors, including at least one (1) Series A Director (as hereinafter defined) designated by the Investors below.

(b) Inspection Rights. The Group Companies further covenant and agree that, commencing upon the First Closing, for so long as each Series A Holder holds no less than fifty percent (50%) of the Series A Shares that such Series A Holder subscribed for at each Closing, such Series A Holder shall have (i) the right to inspect facilities, records and books of the Group Companies and to make extracts therefrom, at any time during regular working hours on reasonable prior notice to the relevant Group Company, and (ii) the right to discuss the business, operations and conditions of any Group Company with its respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”) at the costs and expenses of the Company on reasonable prior notice to the Company. The Group Companies agree to provide to such Series A Holder other information and access as may be mutually agreed upon from time to time.

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon the closing of a firm commitment underwritten public offering of ordinary shares of the Company (the “Ordinary Shares”) and the listing of such Ordinary Shares on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong, NASDAQ, Singapore, London and Japan, or any other stock exchange that is approved by the Board (consisting of at least one (1) Series A Director) at a public offering price of at least three (3) times the weighted average per share Subscription Price of the

Series A Shares (regardless of whether Series A-2 Shares are ultimately subscribed for), based upon the terms of the Subscription Agreement (as adjusted for share splits, combinations, share dividends and so forth) and with aggregate gross proceeds to the Company (after payment of underwriters’ discounts, commissions and offering expenses) in excess of forty million U.S. dollars (US$40,000,000) (a “Qualified Public Offering”).

2.	REGISTRATION RIGHTS.

2.1 Applicability of Rights. The Company covenants and agrees that the Holders (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange for so long as such Holders hold no less than fifty percent (50%) of the Series A Shares that such Holders subscribed for at each Closing.

2.2	Definitions. For purposes of this Section 2 and to the extent applicable under this Agreement:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act (as defined below).

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable upon conversion of any Series A Shares; (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares or Ordinary Shares described in clause (1) of this subsection (b). Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Series A Shares then issued and outstanding or issuable upon conversion or exercise of any Holder’s warrant, right or other security then outstanding.

(d) Holder or Holders. For purposes of this Section 2 only, the term “Holder” or “Holders” means any person or persons owning Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(e) Shareholder or Shareholders. For purposes of this Agreement, the term “Shareholder” or “Shareholders” shall mean any person or persons owning any Ordinary Shares or Series A Shares of the Company.

(f) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g) SEC. The term “SEC” or “Commission” means the United States Securities and Exchange Commission.

(h) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one (1) counsel for the Holder not to exceed US$30,000, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(i) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 or 2.5 hereof.

(j) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(k) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

(l) Business Day. The term “Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong) on which banks generally are open for business in Hong Kong.

2.3	Demand Registration.

(a) Request by Holders. If the Company shall, at any time after six (6) months following the closing of the Company’s first Qualified Public Offering, receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has already twice, within the twelve (12) month period preceding the date of such request, effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction in which the Company has already effected a registration of such securities, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-United States jurisdiction.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, Ordinary Shares or all other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Registration. The Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.4	Piggyback Registrations.

(a) The Company shall notify all Holders in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan, corporate reorganization, exchange offer or offering of securities solely to the Company’s existing shareholders), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed pursuant to Sections 2.3, 2.4, or 2.5 by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the Registrable Securities so included shall be apportioned pro-rata among the selling Holders according to the total amount of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all selling Holders; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described in this Section 2.4(b) shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities, including, but not limited to, Ordinary Shares and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company (or any subsidiary of the Company) shall first be excluded in entirety from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a registration as described in either Section 2.3 or Section 2.5. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

(d) Registration Rights For Holders of Ordinary Shares. The Company may permit any holder of Ordinary Shares to register all or a portion of the Ordinary Shares held by such holder pursuant to a registration statement filed by the Company in accordance with this Section 2.4; provided that such holder executes and delivers to the Company an agreement to be bound by the restrictions and limitations hereof related to such registration; provided further that, if the managing underwriter(s) limits the number of Registrable Securities to be included in such registration pursuant to Section 2.4(b), then all Ordinary Shares held by such holders shall be excluded from such registration first before any Registrable Securities held by any Holders are excluded from such registration.

2.5    Form F-3 Registration. In case that the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders; and

(b)      Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred and twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such one hundred and twenty (120) day period;

(iv) if the Company has twice, within the twelve (12) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)       Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6    Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 (in which case such registration shall also constitute the use by all Holders of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) (“Damages”) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder, provided further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the registration statement becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the Damages at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the Damages or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus was furnished to such Holder and was not subsequently furnished by such Holder to the Person asserting the Damages at or prior to the time that such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the Damages.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel, or any person who controls such

Holder within the meaning of the Securities Act or the Exchange Act, against any Damages to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises; and provided, further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the Registration Statement becomes effective or in the Final Prospectus, such indemnity shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the Damages at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the Damages or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus was furnished to such Holder and was not subsequently furnished by such Holder to the person asserting the Damages at or prior to the time that such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the Damages.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 if, in the reasonable opinion of counsel to the Company, all Registrable Securities may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act. In any event, the rights under Sections 2.3, 2.4 and 2.5 shall terminate five (5) years after a Qualified Public Offering.

2.11 No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Series A Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company.

2.12 Lockup. Except with respect to Registrable Securities permitted to be Registered in the initial public offering, each Shareholder agrees that, upon request by the underwriters managing the initial public offering of the Company’s securities, such Holder will enter into a customary lockup agreement with the underwriters under which such Holder (individually the “Lockup

Shareholder”, and collectively, the “Lockup Shareholders”) shall agree, without the prior written consent of such underwriters, not to sell or otherwise transfer or dispose of any Series A Shares or Ordinary Shares issued upon conversion of such Series A Shares (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) for a period of time specified by such underwriters no greater than one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters, provided that each of directors, officers and holders of Ordinary Shares of the Company signs substantially identical lockup agreements. Notwithstanding the foregoing, (i) each Lockup Shareholder shall be released from the lockup to the extent that any other Lockup Shareholders are released; and (ii) each Lockup Shareholder may engage in private transfers of the securities to Affiliates, provided such Affiliates enter into the same lockup agreement with such underwriters or agree in writing to be bound by the lockup agreements signed between the Lockup Shareholders and the underwriters. As used in this Agreement, “Affiliate” or “Affiliates” shall have the meaning given in Rule 405 promulgated under the Securities Act.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3; and

(d) At the request of the Investors, the Company shall use its best efforts to enable the Investors to sell the maximum number of Registrable Securities permitted under Rule 144, including without limitation, promptly issuing appropriate instructions to the Company’s share transfer agent to remove legends from the Investors’ share certificates, causing the Company’s counsel to issue legal opinions to support such instructions, and if applicable, promptly issuing appropriate instructions to the Company’s share registrar and depository agent to convert the Investors’ shares into depository receipts or similar instruments to be deposited into the Investors’ brokerage account(s). The Company acknowledges that time is of the essence with respect to its obligations under this section, and that any delay (whether intentional) will cause the Investors irreparable harm and constitutes a material breach of its obligations hereunder.

2.14 Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified Public Offering, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

3. PREEMPTIVE RIGHT TO NEW SHARES.

Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Series A Holder, a preemptive right with respect to future issues by the Company of its New Shares (as hereinafter defined) for so long as such Series A Holder holds no less than fifty percent (50%) of the Series A Shares that such Series A Holder subscribed for at each Closing. Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its share capital (“New Shares”), the Company shall first make an offering of such New Shares to each Series A Holder in accordance with the following provisions:

3.1 The Company shall deliver a notice to such Series A Holders stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

3.2 By written notification received by the Company, within twenty (20) working days after receipt of the notice, each such Series A Holder may elect to subscribe for, at the price and on the terms specified in the notice, a portion of such New Shares that equals the proportion that (a) the number of Ordinary Shares issued and held, or issuable upon conversion of Series A Shares then held by such Series A Holder (calculated on an as-converted and fully-diluted basis), bears to (b) the total number of Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis).

3.3 After the expiration of the period provided in Section 3.2 hereof, the Company may, during the ninety (90) day period following the expiration of such period, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree or offerees thereof than those specified in the Notice. If the Company does not enter into an agreement for the subscription of the New Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first re-offered to such Series A Holders in accordance herewith.

3.4 For purposes of this Section 3, “New Shares” shall not include, and therefore the preemptive right shall not be applicable to the issuance of, any of the following securities:

(a) Ordinary Shares issued or issuable upon conversion of Series A Shares authorized herein or upon the exercise or conversion of options or warrants outstanding as of the First Closing;

(b) not more than 6,944,444 Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) issuable or issued to officers, directors, employees, consultants, or advisors of the Company pursuant options issued under the Share Option Plan (as hereinafter defined);

(c) as a dividend or distribution on Series A Shares or in connection with any event for which adjustment is made pursuant to Articles 52(3)(m) and (n) of the Amended and Restated Articles of Association (the “Restated Articles”);

(d) any share split, share dividend, recapitalization or similar transaction for which proportional adjustments are made;

(e) Series A-2 Shares and Ordinary Shares issued or issuable upon conversion of any such Series A-2 Shares;

(f) Ordinary Shares or any evidences of indebtedness, shares (other than Series A Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares (“Convertible Securities”) issued in a bona fide acquisition, merger consolidation, strategic alliance, license of technology or similar business combination or strategic transaction, the terms of which are approved by the Board (including at least one (1) Series A Director);

(g) Ordinary Shares issued in an underwritten public offering;

(h) Ordinary Shares or Convertible Securities issued for business purposes that are approved by the Board, including the affirmative vote of at least one (1) Series A Director;

(i) Ordinary Shares or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company that are approved by the Board, including the affirmative vote of at least one (1) Series A Director; and

(j) Ordinary Shares or Convertible Securities issued to customers, partners, vendors or providers of the Company that are approved by the Board, including the affirmative vote of at least one (1) Series A Director.

3.5 Term. Notwithstanding the foregoing, the preemptive rights as provided in this Section 3 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

4. TRANSFER RESTRICTIONS.

4.1 Restrictions on Ordinary Shareholder’s Transfer. Unless an Ordinary Shareholder has obtained the prior written consent of all the Series A Holders, prior to a Qualified Public Offering, such Ordinary Shareholder shall not, directly or indirectly, sell, transfer, pledge or otherwise dispose of or permit the sale, transfer, pledge, or other disposition of any Equity Securities (as hereinafter defined) held by such Ordinary Shareholder (each disposition referenced in this Section 4, a “Transfer”); provided, however, Mr. He (or his Affiliate if Mr. He held the Ordinary Shares through his Affiliate) may Transfer, without first complying with Section 4.2, up to five million (5,000,000) Ordinary Shares (as adjusted for share splits, combinations, share dividends and so forth) held or beneficially owned by him to individuals or institutions that are critical to the development of the business of the Company (excluding professional investment funds or institutions unless otherwise approved by the Investors), provided, further, that such Transfer shall be completed within at least six (6) months prior to a Qualified Public Offering. Any permitted transferee must agree in writing to be bound by the restrictions contained herein on the Ordinary Shareholder and provided further that such Transfer does not, in the reasonable opinion of the Company’s legal counsel, prevent the Company from consummating its initial public offering.

4.2 Right of First Refusal and Right of Co-Sale.

      (a) Transfer Notice. Subject to the limitations imposed on the Ordinary Shareholder as provided in Section 4.1, if at any time (i) any Ordinary Shareholder of the Company (or his or her executor) (a “Selling Shareholder”) proposes to Transfer his or her Equity Securities, in whole or in part, to one (1) or more third parties or (ii) any Equity Securities held by the Selling Shareholder are Transferred involuntarily pursuant to divorce, legal separation, bankruptcy or other proceedings, death or any other involuntary Transfer, then such Selling Shareholder (or his or her executor) shall give each Series A Holder a written notice of the intention to make such Transfer (the “Transfer Notice”). Such Transfer Notice shall include (i) a description of the Equity Securities to be Transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Series A Holder’s Right of First Refusal.

      (i) Each Series A Holder shall have the right of first refusal, exercisable upon giving written notice to the Selling Shareholder (the “Purchase and Co-Sale Notice”) within thirty (30) days after its receipt of the Transfer Notice, to purchase up to its pro-rata share of the Offered Shares plus up to its pro-rata share of any balance of the Offered Shares not purchased by any other Series A Holders who elected not to exercise the right of first refusal (the “Remaining Shares”) on the same terms and conditions as set forth in the Transfer Notice, subject to Section 4.2(b)(iii), so long as such Series A Holder holds no less than fifty percent (50%) of the Series A Shares that such Series A Holder subscribed for at each Closing. The Purchase and Co-Sale Notice shall state (i) whether such Series A Holder desires to purchase the maximum amount of the Offered Shares available including his, her or its pro-rata share of the Remaining Shares, and (ii) whether such Series A Holder elects not to purchase any of the Offered Shares but wishes to sell a portion of the securities held by such Series A Holder pursuant to Section 4.2(c) of this Agreement and the number of securities to be sold (subject to Section 4.2(c)(ii)). Such Series A Holder has option either to purchase or to sell under this Section 4 and such right shall not be construed as an option to both purchase and sell with respect to the same Transfer. A Series A Holder who either does not deliver a Purchase and Co-Sale Notice or indicates in the Purchase and Co-Sale Notice that such Series A Holder elects not to purchase any of the Offered Shares shall be referred to herein as a “Non-Purchasing Holder” and otherwise a “Purchasing Holder.”

(ii) Each Purchasing Holder’s pro-rata share shall be equal to a fraction, the numerator of which is the number of Equity Securities held by such Purchasing Holder and the denominator of which is the total number of Equity Securities held by all Purchasing Holders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder; provided, however, that with respect to the Remaining Shares, the denominator shall be total number of Equity Securities held by the Purchasing Holders that are purchasing the Remaining Shares.

(iii) In the event that the Transfer in question is by operation of law or another involuntary Transfer (including a Transfer incident to death, divorce, legal separation or bankruptcy), the price per share shall be the greater of the original purchase price or conversion price paid by the Selling Shareholder for such Offered Shares (appropriately adjusted for share splits, share dividends, combinations and the like) or the fair market value of such Offered Shares, which shall be a price set by the Board that will reflect the current value of the Offered Shares in terms of present earnings and future prospects of the Company, determined within thirty (30) days after receipt by Series A Holders of the Transfer Notice. In the event that the Selling Shareholder or his or her executor disagrees with such valuation as determined by the Board, the Selling Shareholder or his or her executor shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Purchasing Holders and the Selling Shareholder or his or her executor, the fees of which appraiser shall be borne equally by the Purchasing Holders and the Selling Shareholder or his or her estate.

(iv) In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Series A Holders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten (10) days after such Series A Holders’ receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder and such Series A Holder (acting together). If they cannot agree on an appraiser within twenty (20) days after receipt of the Transfer Notice by the Series A Holders, within a further five-day period, the Selling Shareholder and such Series A Holders (acting together) shall each select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Section 4.2(b)(iv) within one (1) month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Series A Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and such Series A Holder, on the other hand (each Series A Holder shall pay its pro-rata portion of such costs based on the number of Offered Shares acquired by each such Series A Holder). If the thirty (30) day period as specified in Section 4.2(b)(i) has expired but for the determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such thirty (30) day period shall be extended to the fifth Business Day after such valuation shall have been determined to be final and binding pursuant to this Section 4.2(b)(iv).

(c) Series A Holder’s Right of Co-Sale.

     (i) Following the expiration of the right of first refusal and purchase rights described in Sections 4.2(b), each Series A Holder who previously notified the Selling Shareholder in the Purchase and Co-Sale Notice of such Series A Holder’s desire to sell a portion of his, her or its shares with the Selling Shareholder (such Series A Holder, a “Co-Sale Participant”) shall have the right to participate in the sale of any Offered Shares that were not purchased by Series A Holders pursuant to Section 4.2(b), on the same terms and conditions as specified in the Transfer Notice, so long as such Series A Holder holds no less than fifty percent (50%) of the Series A Shares that such Series A Holder subscribed for at each Closing; provided however, that no Series A Holders shall be entitled under this Section 4.2(c) to participate in Transfers of Equity Securities by a Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Selling Shareholder. To the extent one (1) or more Series A Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Equity Securities that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

     (ii) Each Co-Sale Participant may sell all or any part of that number of Equity Securities issued upon conversion equal to the product obtained by multiplying (i) the Offered Shares, less any Offered Shares purchased by the Purchasing Holders, by (ii) a fraction, the numerator of which shall be the number of Equity Securities owned by such Co-Sale Participant and the denominator of which shall be the total number of Equity Securities held by (x) the Selling Shareholder and (y) all Co-Sale Participants, calculated immediately prior to the time of the Transfer.

(d) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one (1) or more certificates, properly endorsed for transfer, which represent:

     (i) the series and number of Series A Shares which such Co-Sale Participant elects to sell; or

     (ii) that number of Series A Shares which are at such time convertible into the number of Ordinary Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Series A Shares in lieu of Ordinary Shares, such Co-Sale Participant shall first convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Section 4.2(d). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such transfer.

(e) The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Section 4.2(d) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale

Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

     (f) Definition. For the purpose of this Agreement, the term “Equity Securities” shall mean the Ordinary Shares or Series A Shares, any warrant, option, right, or any security that is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Series A Shares or Ordinary Shares, or securities convertible into or exercisable for Ordinary Shares or Series A Shares, and a reference to a number of Equity Securities at a given time shall be a reference to (a) the number of Ordinary Shares comprised in such Equity Securities at that time, and (b) the number of Ordinary Shares into which Series A Shares, warrants, options, rights, or securities convertible into or exercisable for Ordinary Shares comprised in such Equity Securities are convertible into or exercisable for at that time.

4.3 Non-Exercise of Rights. To the extent that the Series A Holders have not exercised their rights to purchase all the Offered Shares subject to the Transfer, such Selling Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of Transfer of the Offered Shares, furnish the Company and the Selling Shareholder with a written agreement to be bound by and comply with this Agreement, including without limitation all provisions of this Section 4, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Offered Shares were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the sixty (60) day period from the expiration of these rights, the Series A Holder’s right of first refusal hereunder shall continue to be applicable to any subsequent disposition by any Selling Shareholder. Furthermore, the exercise or non-exercise by the Series A Holders to purchase Offered Shares by such Selling Shareholder shall not adversely affect such Series A Holder’s rights to make subsequent purchases from any Selling Shareholder. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by a Selling Shareholder shall again be subject to the right of first refusal and co-sale right of Series A Holders and shall require compliance by the relevant Selling Shareholder with the procedures described in this Section 4.

4.4 Limitations on Right of First Refusal and Right of Co-Sale.

The provisions of Section 4.2 of this Agreement shall not apply to:

     (a) Any repurchase of Equity Securities by the Company pursuant to the terms of Options issued under the Share Option Plan (as these terms are defined below);

(b) Any Transfer or Transfers made pursuant to Section 4.6 and Section 11;

(c) Any transfers by any shareholders of the Ordinary Shareholders to the ancestors, descendants or spouse, siblings, spouse’s ancestors and siblings, or to trusts for the benefit of such persons, of such shareholders for bona fide estate planning purposes. Any such permitted transferee must agree in writing to be bound by the restrictions contained herein on the Ordinary Shareholders and provided further that such Transfer does not, in the reasonable opinion of the Company’s legal counsel, prevent the Company from consummating its initial public offering.

4.5	Prohibited Transfers.

(a) In the event that a Selling Shareholder should sell any Offered Shares in contravention of the purchase rights of the Series A Holders under Section 4.2 (a “Prohibited Transfer”), (i) the Company agrees that it shall not update the Company’s Register of Members to reflect such Prohibited Transfer, and (ii) the Series A Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Series A Holder shall have the right to sell to such Selling Shareholder the type and number of Ordinary Shares or Series A Shares equal to the number of shares each Selling Shareholder would have been entitled to Transfer to the third-party transferee(s) under Section 4.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof (assuming no Series A Holders had elected to become Purchasing Holders). Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to such Selling Shareholder shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Series A Holder for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Series A Holder’s rights under Section 4.

(ii) Within ninety (90) days after the later of the dates on which the Series A Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Series A Holder shall, if exercising the option created hereby, deliver to such Selling Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Selling Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Series A Holder, pursuant to this Section 4.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.5(b)(i), in cash or by other means acceptable to such Series A Holder.

(iv) Notwithstanding the foregoing, any attempt by such Selling Shareholder to Transfer Offered Shares in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in equity interest of the Series A Holders.

4.6 Drag-Along Rights.

      (a) For only so long as the Series A Holders hold no less than fifty percent (50%) of the Series A Shares that such Series A Holders subscribed for at each Closing, if, at any time after January 1, 2008, holders of a majority of the Series A Shares (the “Dragging Holders”) approve an offer to purchase all or substantially all of the equity or assets of any or all of the Group Companies, or the business conducted by them (a “Drag-Along Sale”) with total gross proceeds (before expenses) of not less than forty (40) times the audited consolidated net income of the Company for the last available preceding year (determined in accordance with US GAAP), in cash or other consideration, then all other shareholders of the Company (the “Dragged Holders”) will agree to, and will vote in favor of, such Drag-Along Sale, and shall transfer their shares or ownership interest in the Group Company or Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale. The Dragged Holders shall also use commercially reasonable efforts to procure all other shareholders of the relevant Group Companies to vote in favor of such Drag-Along Sale and to transfer their shares or ownership interest in the Group Company or Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale. Notwithstanding any provision to the contrary, the share transfer restrictions as provided in Section 4.1 and Section 4.2 of this Agreement shall not apply to any Transfers made pursuant to this Section 4.6.

(i) Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Drag-Along Sale by the Dragging Holders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities and shall, without limitation as to time, indemnify and hold harmless to the full extent permitted by law, the Dragging Holders and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders as the case may be, under the terms of the agreements relating to such Drag-Along Sale.

(ii) Prior to making any Drag-Along Sale in which the Dragging Holders wish to exercise their rights under this Section, the Dragging Holders shall provide the Company and the Dragged Holders with written notice (the “Drag-Along Notice”) not less than thirty (30) business days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid per share, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the

Drag-Along Sale Date; (iv) the number of shares held of record by the Dragging Holders on the date of the Drag-Along Notice which form the subject to be Transferred, sold or otherwise disposed of by the Dragging Holders (the “Dragging Holder Shares”); and (v) the number of shares of the Dragged Holders to be included in the Drag-Along Sale.

(iii) On the Drag-Along Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

(iv) If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case they fail to deliver certificates evidencing their shares as described in this Section, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Group Company and, in the event of liquidation of the Group Company, their rights with respect to any consideration they would have received if they had complied with this Section 4.6, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Holders and in addition to any other rights or remedies of the Dragging Holders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(b) In the event the Dragging Holders exercise the drag-along rights provided in Section 4.6(a) above, and the Ordinary Shareholder delivers written notice within five (5) business days following receipt of a Drag Along Notice that they will purchase all, but not less than all, of the Dragging Holder Shares, at the same price as each Dragging Holder would have received for the sale of its Dragging Holder Shares in the Drag-Along Sale, the Dragging Holders shall sell such Dragging Holder Shares to such Ordinary Shareholder, provided that the Dragging Holders in such sale will make no representations and warranties except those in relation to their ownership interests in the Dragging Holder Shares. Payment shall be made to each Dragging Holder via cashier’s check or wire transfer within ten (10) business days of the Ordinary Shareholder’s notification to the Dragging Holders of their agreement to purchase all of the Dragging Holder Shares. In the event the Ordinary Shareholder delivers written notice to the Dragging Holders to purchase all of the Dragging Holder Shares, but fails to deliver the payment or complete the purchase within said ten (10) business days, such Ordinary Shareholder shall be liable to Dragging Holders for all damages relating to or arising from such failure.

(c) Notwithstanding anything in Section 4.6 to the contrary, if the Company is actively pursuing a Qualified Public Offering and provides written notice thereof to the Dragging Holders within ten (10) business days following receipt of a Drag Along Notice, the provisions of this Section 4.6 shall not apply so long as the Company is actively pursuing a Qualified Public Offering. As used hereunder, “actively pursuing” means that (i) the Board, including at least one (1) of the Series A Directors, has within the past six (6) months authorized the Company’s management to select and engage, on behalf of the Company, an investment bank to act as managing underwriter in connection with its initial public offering, or (ii) an investment bank has been engaged as managing underwriter in connection with the Company’s initial public offering and continues to work on such offering.

4.7   Term. Notwithstanding the foregoing, the restrictions on Ordinary Shareholder’s Transfers, right of first refusal, right of co-sale and drag-along right as provided in this Section 4 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

5.	ASSIGNMENT AND AMENDMENT.

5.1	Assignment.

(a) Notwithstanding anything herein to the contrary, the rights of each party hereunder may be assigned (but only with all related obligations) to any transferee or assignee of such party, provided, in each case, that: (i) the Company is, within a reasonable time after such Transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to all the terms and conditions of this Agreement, and (iii) such Transfer is permitted by and complies with the terms of this Agreement.

(b) PRC Co. Shareholders’ Rights and Obligations. Each PRC Co. Shareholder agrees that if it holds any Ordinary Share at any time in the future, that it shall be bound to this Agreement as if it were an Ordinary Shareholder hereunder.

(c) Legend. Each existing or replacement certificate for any shares now owned or hereinafter acquired by a Holder and each certificate issued to any person in connection with a Transfer pursuant to Section 4 hereof may bear the following legend (or a substantially similar legend):

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Each holder of the Series A Shares and the Ordinary Shares agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement.

5.2    Amendment of Rights. Any term of this Agreement may be amended only with the written consent of the Group Company, all Investors and Mr. He; provided that Mr. He has been granted powers of attorney or otherwise authorized by the Ordinary Shareholders and He Da En to consent on their behalf to any amendment of or waiver with respect to this Agreement. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the Group Companies, the Investors, the Ordinary Shareholders, and the PRC Co. Shareholders and their respective assigns.

6.	CONFIDENTIALITY AND NON-DISCLOSURE.

6.1 Disclosure of Terms. The terms and conditions of this Agreement and the Subscription Agreement, all exhibits and schedules attached to such agreements, including their existence, and any information received by any party during the course of due diligence or otherwise in connection with the transactions contemplated by the Transaction Agreements (as defined in the Subscription Agreement), relating to any other party including, without limitation, any business, financial, technical or operational information, or any information regarding the strategic alliances of such party (collectively, the “Financing Terms”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

6.2 Press Releases, etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by all of the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

6.3 Permitted Disclosures. Notwithstanding the foregoing, after the First Closing, the Company may disclose any of the Financing Terms to its investment bankers, lenders, accountants and attorneys on a need-to-know basis, in each case only where such persons or entities are under appropriate nondisclosure obligations. After the First Closing, the Investors shall be entitled to disclose their respective investments in the Company and the terms thereof to third parties or to the public, and after the Investors have disclosed any of the Financial Terms to third parties or to the public, the Company shall have the option to disclose such information as may have already been disclosed by the Investors. Without limiting the generality of the foregoing, the Investors and the directors of the Company designated by the holders of Series A Shares shall be entitled to disclose the Financing Terms and other information related to the Group Companies for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

6.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Subscription Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall, where practicable, provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5     Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.6     Notices. All notices required under this section shall be made pursuant to Section 13.1 of this Agreement.

7.	PROTECTIVE PROVISIONS.

7.1     Acts Requiring Super-Majority Approval of Series A Shares. In addition to such other limitations as may be provided in each Group Company’s constitutional documents, any of the following acts of any of the Group Companies shall require the prior written approval of the holders of at least two-thirds (2/3) of the issued and outstanding Series A Shares, voting together as a single class for so long as each Series A Holder hold no less than fifty (50%) of the Series A Shares that such Series A Holder subscribed for at each Closing:

(a) any amendment to or change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares;

(b) any increase or decrease in the authorized share capital of the Company, the registered capital of the PRC WFOE or PRC Co., or any equity in any of the Group Companies;

(c) any action that authorizes, creates or issues shares of any class or equity interests or securities convertible into shares or other equity interests in any Group Company, except for the issuance of any securities that are specifically excluded from the definition of “New Shares” as set forth in Section 3.4 above;

(d) any action that reclassifies any outstanding securities, registered capital or other equity interests in any Group Company;

(e) any adoption, variation, amendment or waiver of any provision of the Company’s Memorandum of Association or Articles of Association or of any of the charter documents of any Group Company;

(f) any merger, consolidation, acquisition or any other form of business combination of the Company or any Group Company with one or more companies, except for those whose principal business is related to outdoor billboards, TV or broadcasting channels, advertising airtime and other media resources;

(g) sale, lease or other disposition of fixed assets of the Company or any Group Company in excess of US$100,000 during any twelve (12) months, except where the purchaser’s principal business is related to outdoor billboards, TV or broadcasting channels, advertising airtime and other media resources in the ordinary course of business;

(h) the liquidation or dissolution of the Company or any Group Company;

(i) the adoption of any business plan or annual budget of the Company or any Group Company, and any material change to such plan or budget;

(j) incurrence of interest-bearing indebtedness in excess of an aggregate of US$500,000 during any calendar year by the Group Companies;

(k) the purchase of any real estate;

(l) any transaction between the Company or any Group Company and their respective related or affiliated parties, shareholders, employees or directors, except for transactions between the Company and Chengdu Dayu Weiye Advertising Co., Ltd. if the value of each transaction is below RMB600,000 and that of all transactions in aggregate during any calendar year is below RMB6 million;

(m) hiring and firing of the Chief Executive Officer or the Chief Financial Officer of the Company except as is otherwise provided in Section 8.3;

(n) an increase of more than twenty-five percent (25%) in the total compensation of the five (5) most highly compensated employees of any Group Company in any twelve (12) month period;

(o) the extension of any loan or guaranty to any party that is not incurred in the ordinary course of business;

(p) the subscription or purchase of any shares, registered capital or other equity securities in any company or entity, including the securities of any Group Company;

(q) any increase or decrease in the authorized size of the board of directors of any Group Company;

(r) the adoption or material amendment of any share option plan or scheme; and

(s) the adoption or amendment of any agreement, understanding or arrangement between the Company and any of its related or affiliated parties, shareholders, employees or directors.

Notwithstanding the foregoing, (a) the preemptive rights as provided in this Section 7.1 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering; and (b) all Series A Holders shall approve or be deemed to have approved, or waive their rights to approve or be deemed to have waived their rights to approve any subsequent round of equity financing (a “Subsequent Financing”) including, without limitation, any action taken under (a) to (e) above in connection with such Subsequent Financing as long as the per share price of such Subsequent Financing is at least fifty percent (50%) higher than the Subscription Price per share contemplated under the Second Closing (whether or not such Second Closing occurs), provided that (i) each investor of the Subsequent Financing is a reputable international institution; (ii) the rights, preferences, and privileges of any series or class of shares granted to the investor(s) in such Subsequent Financing shall not be more favorable than those granted to the Series A Shares or the Series A Holders; and (iii) the Series A Holders shall have preemptive rights to purchase up to their pro-rata share of the shares offered in the Subsequent Financing in accordance with Section 3.

7.2 Governance of Group Companies. In accordance with and subject to any limitations under the Applicable Law (as defined in the Subscription Agreement) of the PRC. Each of the Group Companies, the Ordinary Shareholders and the PRC Co. Shareholders shall procure that all directors of the PRC WFOE, PRC Co. and any other direct or indirect subsidiary of the Group Companies shall be appointed and removed only as approved by the Board, including at least one (1) of the Series A Directors.

7.3 No Impairment. The shareholders of the Company will not, by the amendment of the Restated Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under the Restated Articles but will at all times in good faith assist in the carrying out of all the provisions of the Restated Articles and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Shares against impairment.

8.	BOARD OF DIRECTORS.

8.1	Election of Directors.

(a)      The Restated Articles shall provide that the Board shall consist of not more than seven (7) directors. Any change to the size of the Board beyond seven (7) directors shall require an amendment to the Restated Articles. Subject to Section 8.1(c) below, the Board shall initially consist of six (6) directors.

(b)      The shareholders of the Company shall take all actions (including, without limitation, voting the shares owned by each, calling extraordinary meetings of shareholders and executing and delivering written consents) necessary to elect the following candidates as directors and the appointment of such directors shall be effective on the date of the First Closing (as defined in the Subscription Agreement):

(i)     Two (2) directors designated exclusively by the Investors (the “Series A Directors”); provided that the Investors shall have such right to designate Series A Directors for only so long as the Investors hold no less than fifty percent (50%) of the Series A Shares that the Investors subscribed for at each Closing; and further provided that such right of the Investors to designate directors shall terminate and cease to be in effect upon the closing of a Qualified Public Offering. The initial Series A Directors shall be Wayne W. Tsou and Xiao Feng; and

(ii)     Four (4) directors designated by Mr. He (the “Ordinary Shareholder Directors”). The initial Ordinary Shareholder Directors shall be Mr. He, Zhou Chang Wen, Zhong Hong and Zeng Jia Ju.

(c)       In addition to the six (6) directors referenced above, the shareholders of the Company, within eighteen (18) months of the date of the First Closing, shall take all actions (including, without limitation, voting the shares owned by each, calling extraordinary meetings of shareholders and executing and delivering written consents) necessary to elect one (1) independent director jointly designated by Mr. He and the Investors (deemed “independent” under the rules of the New York Stock Exchange or NASDAQ).

(d) The Series A Directors and the Ordinary Shareholder Directors shall be entitled to appoint alternates to serve at any meeting of the Board or of any committee thereto, and such alternates shall be permitted to attend all meetings of the Board or of any committee and vote on the director’s behalf.

(e) Whenever a candidate for appointment to the Board is to be designated by a group of shareholders, if shares are held and voted by such shareholders in such proportion that no majority vote is obtained, then the candidates with the greatest number of votes shall be deemed designated (up to the number of candidates to be selected by such group of shareholders). The candidate(s) so designated shall be the designated candidate(s) for that group of shareholders and the shareholders agree to vote for such individuals. No director shall be removed except by the affirmative vote of the group of shareholders entitled to designate such director, and no director may be so removed if the votes cast against such director’s removal would be sufficient (assuming that each of such group’s designated directors were being chosen) to designate such director for such group of shareholders, other than a removal due to the bad faith, willful misconduct or fraud of any director; which removal may be effected pursuant to an ordinary resolution.

(f) An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

(g) There shall be no shareholding qualification for directors.

8.2    Quorum. A quorum of the Board shall consist of four (4) directors, including at least one (1) of the Series A Directors and at least one (1) of the Ordinary Shareholder Directors. An alternate director or proxy appointed by a director shall be counted in a quorum at a meeting if his appointor is not present. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the directors for the time being present (in person or by alternate) shall constitute a quorum. Subject to the Applicable Law (as defined in the Subscription Agreement) of the PRC, the quorum requirements of the board of directors of the PRC WFOE shall be the same as the quorum requirements for the Board under this Section 8.2.

8.3    Chief Financial Officer Appointment. Within six (6) months of the date of the First Closing, Mr. He shall select a candidate to be the Chief Financial Officer (“CFO”) for the Company and the Board shall appoint such candidate to be CFO of the Company provided that such candidate is reasonably qualified for such position. In the event that the Mr. He fails to select a candidate to be CFO within the prescribed period, the Investors shall select a candidate to be CFO and the Board shall appoint such candidate to be the CFO provided that such candidate is reasonably qualified for such position.

8.4    Insurance. After the closing of an initial public offering and subject to the Board’s approval, the Company shall purchase and maintain director’s and officer’s indemnity insurance policies for the benefit of all the directors of the Board on terms and in amounts approved by the Board.

9.	EMPLOYEE SHARE OPTION PLAN.

9.1 Grant of Share Options. The Company covenants and agrees that immediately prior to the First Closing, the Company shall have reserved six million nine hundred forty-four thousand four hundred forty-four (6,944,444) Ordinary Shares for the Company’s stock option pool. Immediately after the First Closing, the Company shall establish and cause to be approved by the Board and the shareholders a bona fide employment-related share purchase or option plan in the form attached to the Subscription Agreement (the “Share Option Plan”) pursuant to which the Company may grant options, warrants or other rights (“Options”) to its employees, officers, directors, advisors or consultants (collectively, “Employees” and individually, an “Employee”) to subscribe for up to six million nine hundred forty-four thousand four hundred forty-four (6,944,444) Ordinary Shares.

9.2 Share Option Vesting. Except as expressly approved by the Board by unanimous votes, options granted to the Employees after the First Closing pursuant to the Share Option Plan shall be vested during a four-year vesting period, with twenty-five percent (25%) of the options vested on the first anniversary of the date of grant and the remainder vested in equal annual installments over the next three years after the first anniversary until fully vested.

9.3 Repurchase Option. To the extent permissible under applicable laws and except as otherwise approved by a majority of the Board, Ordinary Shares acquired by any Employees by exercising the share options or other rights granted under the Share Option Plan prior to their vesting shall be subject to a repurchase option exercisable by the Company or its assignee if the employment of such Employee with the Company is terminated with or without cause.

10.	OPTION TO PURCHASE DOMESTIC COMPANY.

The PRC Co. Shareholders hereby grant the PRC WFOE an option, exercisable by the PRC WFOE in its sole discretion at any time, to purchase one hundred percent (100%) of their equity interests in the PRC Co., pursuant to the terms of a transfer agreement in form and substance reasonably satisfactory to the Investors; provided, however that, the total consideration shall be the lowest price permitted under applicable law or any governmental order of the PRC. In the event the total consideration is required by law or any governmental order to exceed the net tangible asset value determined in accordance with the proceeding sentence, the PRC Co. Shareholders agree to donate to the PRC Co. their pro rata shares of the amount of such consideration received from the Company that exceeds such net tangible asset value; provided that all taxes and expenses arising from the receipt and donation of such additional consideration shall be borne by the PRC Co.

11.	REDEMPTION; PUT OPTION AND ORDINARY SHAREHOLDER’S SHARE PLEDGE.

11.1 Redemption. At any time after the fourth anniversary of the date of First Closing and for only so long as the Series A Holders hold no less than fifty percent (50%) of the Series A Shares that such Series A Holders subscribed for at each Closing upon written request by holders of a majority of the Series A Shares then in issue, the Company shall redeem up to all of the Series A

Shares held by the requesting Series A Holders in accordance with Article 52(4) of the Restated Articles, provided that the right of redemption under this Section 11 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

11.2 Share Pledge. If, following a redemption in accordance with Section 11.1, the Company fails to redeem up to fifty percent (50%) of the Series A Shares requested to be redeemed, Mr. He (or his Affiliate if Mr. He held the Ordinary Shares through his Affiliate) shall pledge, or cause any third party designated by him to pledge, to the Investors that number of shares equal to the Redemption Price (as defined in the Restated Articles) of the Series A Shares requested but failed to be redeemed (the “Pledged Shares”). A notation regarding the pledge of the Pledged Shares shall be made in the Company’s register of members and Mr. He (or his Affiliate if Mr. He held the Ordinary Shares through his Affiliate) or any third party designated by him shall deliver at such time to the Investors an instrument of transfer with respect to the Pledged Shares, endorsed in blank. If within twelve (12) months after the Redemption Date (as defined in the Restated Articles), neither the Company nor Mr. He (or his Affiliate if Mr. He held the Ordinary Shares through his Affiliate) or any third party designated by Mr. He (or his Affiliate if Mr. He held the Ordinary Shares through his Affiliate) has paid to the Investors the Redemption Price for the unredeemed Series A Shares, the Pledged Shares shall be transferred to the Investors on a pro-rata basis based upon the number of unredeemed Series A Shares held by each Investor.

11.3 Change of Board. If, following a redemption in accordance with Section 11.1, the Company fails to redeem over fifty percent (50%) of the Series A Shares requested to be redeemed on the Redemption Date (as defined in the Restated Articles), the provisions regarding the designation of candidates for appointment to the Board provided in Section 8.1 shall automatically be amended to provide that a majority of the directors elected shall be candidates designated exclusively by the holders of the Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares. The shareholders shall be obligated to take timely and necessary action to procure the resignation or removal of any director to be replaced hereunder.

12.    NO INVESTMENT IN COMPANY’S COMPETITORS. For so long as the Investors hold any Series A Shares or Ordinary Shares of the Company and except with respect to their existing investment in Focus Media Holding Limited, the Investors shall not and shall cause Carlyle Asia Investment Advisors Limited (“Carlyle Asia”), any other fund manager of the Investors or their nominees (“Carlyle Manager”) and any partner, parent corporation, subsidiary, affiliate, affiliated fund, affiliated special purpose vehicle for investment purposes, the fund manager thereof or other funds managed by the fund manager thereof, or special purpose vehicle affiliated with the partners of such funds of the Investors to refrain from directly or indirectly investing in, entering into any strategic alliance with, or otherwise holding any equity or other stake in any company that either (i) engages in the outdoor advertising business in the PRC which has a business model similar to the PRC Co., including, but not limited to, any business that involves outdoor billboards, light boxes or neon lighting; or (ii) directly competes with the business of the PRC Co. as now conducted or as may be conducted in the future, except for any investment held by the Investors as of the date hereof.

13.	GENERAL PROVISIONS.

13.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party, upon delivery; (ii) when sent by facsimile, upon receipt of confirmation of error-free transmission; (iii) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in the Exhibit H of the Subscription Agreement; or (iv) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 13.1 by giving the other party written notice of the new address in the manner set forth above.

13.2 Entire Agreement. This Agreement and the Subscription Agreement, any other Transaction Agreements (as defined in the Subscription Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

13.3 Governing Law. Except with respect to the references in this Agreement to the Exchange Act and the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of New York to the rights and duties of the parties hereunder.

13.4 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

13.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, any rights of the Investors under this Agreement may, without prejudice to the rights of the Investors to exercise any such rights, be exercised by Carlyle Asia Investment Advisors Limited (“Carlyle Asia”) or any other fund manager of the Investors or their nominees (“Carlyle Manager”), unless the Investors have (i) given notice to the other parties that any such rights cannot be exercised by Carlyle Asia or a Carlyle Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 13.5 has been revoked.

13.6 Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

13.7 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

13.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

13.9 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

13.10 Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by more than one (1) Affiliate shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

13.11 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

13.12 Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 13.12(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The languages of the arbitration shall be English and Chinese, in which all of the arbitrators shall be fluent. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY

Time Share Media Co., Ltd

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Director

PRC WFOE

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Legal Representative

PRC CO.

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Legal Representative

ORDINARY SHAREHOLDERS:

Insighting Holdings Limited

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Director

[SIGNATURE PAGE TO THE RIGHTS AGREEMENT]

Knowrience Holdings Limited

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Director

FOUNDERS

/s/ He Ji Lun
He Ji Lun

/s/ Fang Yun Feng
Fang Yun Feng

/s/ Zhu Xian Zhou
Zhu Xian Zhou

/s/ Zeng Jia Ju
Zeng Jia Ju

/s/ Zhou Chang Wen
Zhou Chang Wen

/s/ Zhong Hong
Zhong Hong

/s/ Wang Ying
Wang Ying

[SIGNATURE PAGE TO THE RIGHTS AGREEMENT]

PRC CO. SHAREHOLDERS:

/s/ He Ji Lun
He Ji Lun
/s/ He Da En
He Da En

[SIGNATURE PAGE TO THE RIGHTS AGREEMENT]

INVESTORS:

Carlyle Asia Growth Partners III, L.P.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Director

CAGP III Co-Investment, L.P.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Director

[SIGNATURE PAGE TO THE RIGHTS AGREEMENT]